Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm



Board of Directors
Frontier Communications Corporation:

We consent to the use of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Frontier Communications Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein.

Our audit report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" as of January 1, 2007, Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" as of January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" as of December 31, 2006.

                                            /s/ KPMG LLP

Stamford, Connecticut
May 27, 2009